Exhibit 10.103

Nortel Networks Limited Annual Incentive Plan (AIP)

Section 1: Introduction

The Nortel Networks Limited Annual Incentive Plan (the “Plan” or “AIP”) is a short-term, incentive bonus plan that provides the potential for “Eligible Employees” (as defined below) to receive cash awards based on their contributions to the success of the “Company”1, conditioned on the Company meeting its objectives.

The Plan is intended to drive business performance by rewarding Eligible Employees for their contributions to the Company’s overall success. An Eligible Employee’s contribution is determined by two factors: (1) the impact of the employee’s role on business results and (2) the employee’s performance against individual objectives during the employee’s active employment with the Company. The actual award received by an Eligible Employee will reflect (1) the scope, complexity, and responsibilities of the employee’s role, and the employee’s contribution and achievement, during the Plan Period2 and (2) the Company’s performance during the Plan Period as indicated by the Nortel Performance Factor, as described below.

Section 2: Annual Incentive Plan Eligibility

Generally, regular full-time and regular part-time3 Company employees are eligible to participate in the Plan (“Eligible Employees”), subject to the following:

(1)	Eligible employees, who participate in other Company incentive plans for a full calendar month or the greater portion of a calendar month, as determined by the Company, are not eligible to participate in the Plan during that calendar month. For purposes of this document, “other incentive plans” mean sales incentive compensation or any other incentive/bonus arrangements which the Company determines have been offered in lieu of the Plan.

[1]	For purposes of the Plan, the “Company” is defined as Nortel Networks Limited and its subsidiaries and affiliates and other entities, which it controls directly or indirectly and which have been approved for participation in the Plan by the person holding the most senior position responsible for human resources or the equivalent at the Company as identified by the CHRC (the “Senior Vice-President, HR”).
[2]

Each calendar year consists of four Plan Periods, which align with the Company’s four fiscal quarters (i.e., January 1st through March 31st (“Q1 Plan Period”), April 1st through June 30th (“Q2 Plan Period”), July 1st through September 30th (“Q3 Plan Period”) and October 1st through December 31st (“Q4 Plan Period”). The Plan Period(s) may be changed by the CHRC and Board of Directors (each as defined in Section 2) at any time.

[3]	For purposes of the Plan, regular full-time and regular part-time Company employees are those employees who are eligible for participation in the Company health benefit plans based on their regularly scheduled hours.

(2)	Subject to applicable law, employees who are covered under a collective labor agreement are not eligible unless that collective labor agreement provides for their participation in the Plan.

(3)	Individuals determined by the Company to be students, co-op students, interns, temporary[4], or non-payroll workers (i.e., individuals who are not paid from a Company employee payroll) are ineligible to participate in the Plan.

(4)	The Compensation and Human Resources Committee of the Boards of Directors of Nortel Networks Corporation and Nortel Networks Limited (“CHRC”) and the Board of Directors of Nortel Networks Limited (the “Board of Directors”) may determine that certain Company employees (including employees who are not otherwise eligible for the Plan) may be eligible to receive an award from a Discretionary Bonus Pool created pursuant to Section 5 hereof.

(5)	Subject to applicable law, to be eligible for an award for any given Plan Period an employee must be (a) actively employed in a role that is eligible under the Plan or other incentive plan (“Incentive Eligible Role”) for at least forty-five (45) calendar days in that Plan Period[5] and (b) employed by the Company on the last day of the applicable Plan Period or, if no longer employed as of that date, involuntarily terminated by the Company during that Plan Period for a reason determined by the Company to be other than for the employee’s inappropriate actions or inactions, misconduct, breach of an agreement with the Company or unsatisfactory performance or cause (as legally defined, if at all, in the relevant jurisdiction)(collectively, “Cause”). For purposes of this document, an employee will be considered to be “actively employed” on those days when the employee is classified as “active” on the applicable Company payroll.

(6)	Plan awards will be pro-rated if paid to employees who during the relevant Plan Period (a) transfer into or out of Plan eligible roles from or to positions covered by other incentive plans and (b) participate in those other incentive plans for a full calendar month or the greater portion of a calendar month, as determined by the Company. The full amount of the Plan awards that would have otherwise been paid to the employees in these circumstances will be reduced by one-third for each of those full or partial months of participation in other incentive plans during the Plan Period.

(7)	Employees who meet all of the Plan eligibility requirements, but whose employment with the Company terminates between the end of the Plan Period

[4]	Where legally required, temporary full time employees on fixed term contracts with the Company may be included as Eligible Employees subject to the other conditions in Section 2 of the Plan.
[5]	The required period of active employment status may be changed by the CHRC and Board of Directors at any time and the payment date for the award for that Plan Period for reasons determined by the Company to be other than an involuntary termination for Cause, will be eligible for an award for the applicable Plan Period. With respect to former employees who continue to be eligible for a Plan award under Section 2(5) (b) or this Section 2(7) of the Plan, the Company may deny payment of that Plan award to those former employees if they engage in conduct after their employment termination date and prior to the award payment date that constitutes Cause, as determined by the Company.

Notwithstanding the foregoing, any payment made after termination of employment to a “specified employee” that would be considered a “deferral of compensation” within the meaning of, and subject to, Section 409A of the U.S. Internal Revenue Code and regulations thereunder (“Section 409A”) will be paid on the later of the date which is six months and one day after the termination date and the date on which the award is otherwise payable under Section 4 of the Plan. A “specified employee” means any U.S. citizen or resident who is a key employee (as defined in Section 416(i) of the U.S. Internal Revenue Code without regard to paragraph 5 thereof) of the Company. (This is generally limited to employees who are (i) in the top 50 officers having an annual compensation greater than US$145,000, (ii) a 5-percent owner, or (iii) a 1-percent owner having an annual compensation of more than US$150,000.). For this purpose, termination of employment means “a separation from service” as defined in Section 409A.

(8)

An employee’s Management Team[6][1] may, in consultation with the relevant Human Resources Business prime, make limited exceptions to the ‘actively employed’ requirement set out in Section 2(5) above where required by applicable law (e.g., as required under applicable maternity, paternity, parental, military, family, or medical leave laws), or where the Management Team determines that circumstances clearly warrant an exception (e.g., disability, outsourcing, divestiture, or death). In such situations, if the employee has, while actively employed in a Plan eligible role, substantially achieved his/her individual objectives, the employee’s Management Team may grant partial awards. If awards are paid in these circumstances, the awards will be pro-rated to reflect the period the employee was actively employed in a Plan eligible role as defined in Section 2(5) above, and will be commensurate with the employee’s contribution and achievement. Notwithstanding anything in the foregoing to the contrary, nothing in the Plan shall preclude the Company paying an employee an award under the Plan for more than the number of months the employee was actively employed in a Plan eligible role during the relevant Plan Period (up to a maximum of three

[6]	The “Management Team” consists of the managers with whom the employee has a direct or indirect reporting relationship as set out in the Organization Structure Manager (“OSM”) or its equivalent as maintained by the Company from time to time.

(3) months) pursuant to that individual employee’s employment termination agreement, which the Senior Vice-President, HR has approved.

(9)	Company affiliates and joint ventures may choose to offer the Plan or a similar plan subject to the approval of the Senior Vice-President, HR.

Section 3: Award Elements

An Eligible Employee’s cash award for a Plan Period under the Plan will be based on the following formula:

25%7 of Annual Base Salary x Award % x Nortel Performance Factor8

Annual Base Salary means the annualized regular compensation paid to an Eligible Employee, excluding any other compensation, such as, but not limited to, bonuses, commissions, overtime, and relocation benefits. The Annual Base Salary for these purposes will be measured for all Eligible Employees during the third calendar month of the relevant Plan Period on a uniform date to be determined in the sole discretion of the Senior Vice-President, HR.

Award % is the percentage determined for each Eligible Employee based on the scope, complexity, and responsibilities of the employee’s role and that employee’s contribution and achievement during the Plan Period. For Job Complexity Indicator (“JCI”) 1-6, the CHRC and the Board of Directors have approved Award % ranges from 0% to 40%. For JCI 55, the CHRC and the Board of Directors have approved Award % ranges from 0% to 400%. The JCI level for these purposes will be measured concurrently with Annual Base Salary as described above. For each JCI, the Senior Vice-President, HR may set a suggested narrower award range, intended to reflect a market trend to give certain Eligible Employees with higher levels of responsibility a higher incentive potential. Within the ranges approved by the CHRC and the Board of Directors, an Eligible Employee’s Management Team will determine the recommended Award % for that employee for each Plan Period based on the above factors. Without limiting the generality of the foregoing, the Award % for a JCI 55 Eligible Employee is determined by multiplying the individual performance factor determined by the Eligible Employee’s Management Team (“Individual Performance Factor”) by the target percentage established under the Plan for such Eligible Employee and in effect as of each Plan Period end date, as modified by the CHRC and Board of Directors in their sole discretion (“AIP Target Percentage”). An Eligible Employee’s recommended Award % is subject to review, modification and approval by the Senior Management Team, the CHRC and the Board of Directors as provided in Section 4.9

[7]	The percentage of Annual Base Salary that is applied to the formula may be changed by the CHRC and Board of Directors at any time.
[8]	The Plan award will be pro-rated as applicable under Section 2(6) and (8).
[9]	For purposes of the Plan only, the “Senior Management Team” shall consist of the President and Chief Executive Officer, the Executive Vice-President and Chief Financial Officer and the Senior Vice-President, HR of Nortel Networks Limited.

The total Plan award for all Eligible Employees for a Plan Period (reflecting the Nortel Performance Factor) is recommended by the Senior Management Team for approval by the CHRC and the Board of Directors after the end of the Plan Period. The CHRC and Board of Directors will determine, in their sole discretion, whether all or any part of the recommended total Plan award for the Plan Period will be paid and the amount of any total Plan award in respect of that Plan Period.

Nortel Performance Factor is calculated based on the achievement by the Company of key corporate objectives for the Plan Period. The objectives will be approved by the CHRC and the Board of Directors for each Plan Period. The Nortel Performance Factor may be based on one or more performance metrics, each with specific targets. The performance metrics may have equal or different weightings. Performance metrics are the general corporate goals for the Plan Period, such as profitability, market momentum, or customer loyalty. Targets will be based on objective and/or subjective criteria established to measure, directly or indirectly, the performance metrics. Weightings will be the relative weight or percentage accorded in the Nortel Performance Factor for achieving each specific target. After approval by the CHRC and the Board of Directors, the Company’s objectives for the Plan Period will be communicated to Eligible Employees. The Nortel Performance Factor is deemed to be 1.0 (achievement) throughout the Plan Period and is then adjusted by the CHRC and the Board of Directors based on their determination of corporate performance. The President and Chief Executive Officer may, in his sole discretion, recommend to the CHRC and the Board of Directors that the Nortel Performance Factor be adjusted with respect to certain business units, JCI levels or any other groups of employees and the CHRC and the Board can approve such adjustment to the Nortel Performance Factor, in their sole discretion, based on additional factors that the President/CEO and the CHRC and Board determine in their sole discretion are relevant to the award including, without limitation, collective relative contribution to achievement of the key Company objectives during the Plan Period.

Notwithstanding anything in the Plan to the contrary, for the Q4 Plan Period in calendar year 2009, the Nortel Performance Factor will be replaced for purposes of the Plan by a Business Unit Performance Factor that will be applicable to each of the Business Units as defined below. The Business Unit Performance Factor applicable to a Business Unit shall be determined by the Board of Directors in its sole discretion based on its assessment of that Business Unit’s achievements against performance metrics targets established for that Business Unit by the Board of Directors in its sole discretion for the Q4 Plan Period of calendar year 2009. For avoidance of doubt, the Board of Directors’ authority with respect to any and all matters related to the Business Unit Performance Factor will be the same as the authority of the Board of Directors and the CHRC under the Plan with respect to any and all matters related to the Nortel Performance Factor.

Business Units shall mean: CDMA and LTE ; GSM ; CVAS ; ES ; MEN; Corporate Group; and, Nortel Business Services.

Section 4: Annual Incentive Plan Awards

Awards for each Plan Period are calculated based on 25%10 of an Eligible Employee’s Annual Base Salary, the Eligible Employee’s Award % (which reflects the scope, complexity and responsibilities of the employee’s role and the employee’s contribution and achievement during the Plan Period), and the Nortel Performance Factor (that is, the Company’s business performance for the Plan Period as determined by the CHRC and the Board of Directors). Notwithstanding anything in the Plan to the contrary, with respect to the Q4 Plan Period of calendar year 2009, the Business Unit Performance Factor used in an Eligible Employee’s Award calculation will be based on the Business Unit to which the Eligible Employee is aligned in the Company’s Organization Structure Manager (OSM) as of the end of the Q4 Plan Period; provided, however, that the Business Unit Performance Factor used in the Award calculation of Eligible Employees who are not aligned to a Business Unit and Eligible Employees employed in countries determined by the Senior Vice President, HR, to be part of the EMEA region shall be the average of the Business Unit Factors for all of the Business Units. Notwithstanding any provision in the Plan to the contrary, the maximum Plan award payable to a JCI 55 Eligible Employee in a Plan Period is a cash amount equal to 25% of such Eligible Employee’s Annual Base Salary multiplied by a percentage equal to two (2) times the Eligible Employee’s AIP Target Percentage.

Any award under the Plan to an Eligible Employee is subject to the discretion of the Eligible Employee’s Management Team and Senior Management Team and the CHRC and the Board of Directors. That is, an Eligible Employee’s Management Team determines, in its discretion, the Award % for an Eligible Employee subject to review, modification and approval by the Senior Management Team. Specifically, the Senior Management Team reserves the right, in its discretion, to review and adjust Eligible Employees’ Award percentages, which are assigned to those Eligible Employees by their Management Team, to reflect its assessment of the employees’ contributions to the business or the achievement of the Company’s key objectives, as well as to ensure that the final payouts, if any, are within appropriate budgetary guidelines. Finally, the CHRC and the Board of Directors reserve the right, in their discretion, to make a final determination of the Award % of any Eligible Employee. The CHRC and the Board of Directors determine, in their sole discretion, the achievement of the targets for the performance metrics, the final calculation of the Nortel Performance Factor (which may include a determination of a Nortel Performance Factor of zero, even if certain of the performance metrics targets are achieved, and/or an adjustment to the relative weighting of the performance metrics) and whether Plan awards will be paid in respect of a Plan Period. During the Plan Period, the CHRC and the Board of Directors can review Company objectives, performance measures, weightings, and targets to determine whether they remain appropriate. The CHRC and the Board of Directors may, at their sole discretion, adjust the Company objectives, performance measures, weightings, targets, and/or plan payouts for the Plan Period, as they deem necessary, to reflect changes in business conditions or other circumstances.

[10]	The percentage of Annual Base Salary that is applied to the formula may be changed by the CHRC and Board of Directors at any time.

Subject to applicable law, the Senior Vice-President, HR, may approve the reduction of Plan awards payable to Eligible Employees for a Plan Period by the full or partial amount of other bonuses or similar payments, including, without limitation, Company performance related payments required by applicable law, that are payable to such employees in respect of any part of such Plan Period. The Senior Vice-President, HR, will have sole discretion to determine those bonuses or payments that are subject to the preceding sentence and the amount of any such reduction to the Plan award.

If the CHRC and Board of Directors approve the payment of a total Plan award for a Plan Period in accordance with the provisions of the Plan, the payment of any Plan award approved for an Eligible Employee under the Plan in respect of such Plan Period will be made as follows: (i) with respect to Plan awards approved for the Q1 Plan Period, Q2 Plan Period or Q3 Plan Period, as soon as practicable following the filing with the United States Securities and Exchange Commission of Nortel Networks Corporation’s quarterly report on Form 10-Q (or the equivalent filing) for the applicable quarter to which the relevant Plan Period aligns, but in no event later than March 15th of the calendar year following the applicable Plan Period, and (ii) with respect to Plan awards approved for the Q4 Plan Period, on the first pay date applicable to such Eligible Employee immediately following the 30th calendar day after the filing with the United States Securities and Exchange Commission of Nortel Networks Corporation’s annual report on Form 10-K (or an equivalent filing or alternate financial report as presented to the Board of Directors) with respect to the calendar year in which the Q4 Plan Period occurs, but in no event later than December 31st of the calendar year following the applicable Q4 Plan Period. Plan awards are considered income and are therefore subject to national, state/provincial, and/or local taxes. All appropriate taxes and other withholdings will be deducted from any such awards and payments as required by applicable law. Each Plan award for each separate Plan Period will be treated as a separate payment for purposes of Section 409A.

Depending on local laws and policies, Plan awards may have an impact on some benefits and may or may not be included in the “eligible earnings” for purposes of capital accumulation and retirement plans offered in the various regions by the Company. Where appropriate, deductions may be made from Plan awards in accordance with the specific capital accumulation and retirement plan in which the Eligible Employee participates.

Notwithstanding anything in the Plan to the contrary, if the CHRC, in its sole discretion, upon consideration of facts and circumstances determined by the CHRC to be relevant, concludes that an Eligible Employee has committed intentional misconduct, as defined in the CHRC Policy Regarding Recoupment of Incentive Compensation (the “Recoupment Policy”) relating to the forfeiture and/or recoupment of incentive compensation, including Annual Incentive Plan award payments, the Eligible Employee will forfeit any planned but unpaid Plan award and/or reimburse the Company the amount of the Plan award received, as determined by the CHRC.

Section 5: Discretionary Bonus Pool

During a Plan Period, the CHRC and the Board of Directors may consider the creation of a separate Discretionary Bonus Pool under the Plan to provide discretionary, incremental bonus awards. These awards may be made to all employees of the Company or employees of the Company who individually or in groups made a relative contribution that significantly added to the overall success of the Company, whether or not the employees are eligible to participate in the Plan under the criteria set out in Section 2 of this document. The determination that a Company employee is eligible for a Discretionary Bonus Pool award does not otherwise entitle that employee to generally participate in the Plan. The CHRC and the Board of Directors have complete discretion to determine: the establishment of the Discretionary Bonus Pool; the eligibility criteria for participation; any performance metrics, weightings and targets; the achievement, if any, of the targets for the performance metrics; and the amount of the awards, if any, paid from the Discretionary Bonus Pool. Whether or not an Eligible Employee receives a Plan award shall have no effect on that employee’s eligibility to receive a Discretionary Bonus Pool award.

Discretionary Bonus Pool awards will be considered income and therefore subject to national, state/provincial, and/or local taxes. All appropriate taxes and other withholdings will be deducted from the award as required by applicable law.

Depending on local laws and policies, Discretionary Bonus Pool awards may have an impact on some benefits and may or may not be included in the “eligible earnings” for purposes of capital accumulation and retirement plans offered in the various regions by the Company. Where appropriate, deductions may be made from the Discretionary Bonus Pool awards in accordance with the specific capital accumulation and retirement plan in which the employee participates.

Section 6: Interpretations and Amendments

This document, as amended from time to time, constitutes the “Nortel Networks Limited Annual Incentive Plan”. In the event of any conflicts or inconsistencies between the provisions of the Plan and any other document or communication, written or oral, concerning the Plan, the provisions of this document, as amended from time to time, will govern.

The Senior Vice-President, HR, subject to approval of the CHRC and the Board of Directors in certain cases, as they may specify, will interpret the provisions of the Plan and that interpretation will be final and binding on the Company and all Plan participants. This document is also subject to interpretation to comply with applicable laws. It is not and shall not be construed as either an employment contract or as a contract concerning the subject matter contained herein. There is no guarantee that any award under the Plan will actually be paid. Any award is determined at the discretion of an Eligible Employee’s Management Team, the Senior Management Team and the CHRC and the

Board of Directors, as the case may be. If any awards, however, are paid, they will be determined and paid in accordance with the provisions herein.

The Plan can only be terminated or amended by the Board of Directors, which has the full authority, at any time, to terminate the Plan or to delete, modify and/or add to any and all terms, conditions, and provisions of the Plan.

As adopted by the Board of Directors of Nortel Networks Limited on July 25, 2002, as amended on January 23, 2003 with effect from January 1, 2003, as amended on July 28, 2003 with effect from January 1, 2003, as amended on February 26, 2004 with effect from January 1, 2004, as amended on March 9, 2006 with effect from January 1, 2006, as amended on March 15, 2007 with effect from January 1, 2007, as amended on February 22, 2008 with effect from January 1, 2008, as amended on February 20, 2009 with effect from January 1, 2009 and as amended on November 13, 2009 with effect from October 1, 2009

Effective 11:59 p.m. on August 10, 2009 the CHRC was dissolved and the roles and responsibilities set forth in the CHRC Mandate were assumed by the Boards of Directors of Nortel Networks Corporation and Nortel Networks Limited. As a result, effective 11:59 p.m. on August 10, 2009, (1) all references in the Plan to the CHRC shall be interpreted to mean the Boards of Directors of Nortel Networks Corporation and Nortel Networks Limited and (2) all references in the Plan to (a) the CHRC and the Board of Directors and/or (b) the Board of Directors shall be interpreted to mean the Boards of Directors of Nortel Networks Corporation and Nortel Networks Limited.

Effective 11:59 p.m. on August 10, 2009 the President and Chief Executive Officer of Nortel Networks Corporation and Nortel Networks Limited resigned. As a result, effective 11:59 p.m. on August 11, 2009, all references to the President and Chief Executive Officer shall be nullified.